Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—September 18, 2018

Permianville Royalty Trust (NYSE: PVL) (the “Trust”), formerly known as Enduro Royalty Trust, today announced a cash distribution to the holders of its units of beneficial interest of $0.038593 per unit, payable on October 12, 2018 to unitholders of record on September 28, 2018. The distribution primarily represents oil production during the month of June 2018 and natural gas production during May 2018.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	56,432	1,881	423,439	13,659	$67.32	$2.73
Prior Month	58,110	1,875	400,200	13,340	$62.82	$2.58

Oil cash receipts for the properties underlying the Trust totaled $3.2 million for the current month, a decrease of $0.5 million from the prior month distribution period due to a decrease in volumes related to one less day of production in June compared to May. Payment timing differences also contributed to the volume fluctuations.

Natural gas cash receipts increased slightly from the prior distribution period to $1.2 million in the current month.  This is primarily due to a 6% increase in the realized wellhead price as compared to the prior month. Natural gas sales volumes increased due to payment timing differences associated with operators in the Permian Basin.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, were $2.3 million, a decrease of $0.2 million from the prior month. Capital expenditures were $0.3 million in the current month. Total direct operating expenses and capital expenditures relate to expenses incurred in July 2018.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated oil and gas properties, in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from COERT Holdings 1 LLC (“COERT”, the acquirer of such properties from Enduro Resource Partners LLC) with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither COERT nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555